Exhibit 3.3 Amended Articles

Document Number

20120314309-45

Filing Date and Time

05/02/2012 11:10 AM

Entity Number

E0609852010-2

Filed in the

office of

/s/ Ross Miller

Ross Miller

Secretary of State

ROSS MILLER

Secretary of State

/State Seal/ 101 North Carson Street, Suite 3

Carson City, Nevada 89701-4299

(775) 684 5708

Website: secretaryofstate.biz

Certificate of Amendment

(PURSUANT TO NRS 78.380)

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.380 - Before Issuance of Stock)

1. Name of corporation:

Accend Media

2. The articles have been amended as follows (provide article numbers, if available):

Article 3. Authorized Stock

The number of authorized shares is hereby increased to 190,000,000 common shares, par value $0.001 and 10,000,000 preferred shares, par value $0.001

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 23,000,000 shares in favor (76.6%)

4. Effective date of filing (optional):

5. Signature: (required)

X /s/ Scott Gerardi_______

Signature of Officer

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by the appropriate fees.